Exhibit 99.1
PENWEST REPORTS FOURTH QUARTER AND YEAR END 2005 FINANCIAL RESULTS
Danbury, CT, March 2, 2006 — Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced its financial results for the fourth quarter and full year ended December 31, 2005.
Fourth Quarter
Total revenues for the fourth quarter of 2005 were $931,000, compared with $1.1 million in total revenues in the fourth quarter of 2004. Revenues in both periods were generated primarily from royalties on sales by Mylan Pharmaceuticals of Pfizer’s 30 mg generic version of Procardia XL®.
Net loss for the fourth quarter of 2005 was $5.3 million, or $0.24 per share, compared with a net loss of $6.5 million, or $0.34 per share, in the fourth quarter of 2004.
Selling, general and administrative (SG&A) expenses for the fourth quarter of 2005 were $2.9 million, compared with $2.3 million in the fourth quarter of 2004. This increase of $631,000 is primarily attributable to higher professional fees in the fourth quarter of 2005 incurred in connection with market research activities.
Research and product development (R&D) expenses in the fourth quarter of 2005 were $3.8 million, compared with $5.6 million in the fourth quarter of 2004. The decrease of $1.8 million primarily reflects the Company’s decision in the second quarter of 2005 to discontinue development of PW2101, which accounted for a significant level of R&D spending in the fourth quarter of 2004. The decrease was partially offset by increased spending on the Company’s nalbuphine ER product, venlafaxine ER, for the treatment of depression, and other early-stage products intended for the treatment of diseases of the central nervous system, as well as increased compensation costs of R&D personnel.
Jennifer L. Good, President and Chief Operating Officer of Penwest, said, “In 2005, we built momentum in executing our drug development strategy, hitting a number of key milestones in the fourth quarter. I am particularly pleased with the positive clinical data on both our torsemide ER and nalbuphine ER products. We remain focused on building our portfolio of CNS products, advancing those products through clinical development and determining the appropriate commercialization strategy that balances risk and reward for our shareholders.
“At the same time, oxymorphone ER made progress in the process toward final FDA approval. In late December, Endo Pharmaceuticals filed what it believed to be a complete response to the FDA’s approvable letter on its new drug application for oxymorphone ER. In January, the FDA accepted Endo’s submission for filing, signifying that the response had met the criteria for a complete response, and we now expect an action letter for this NDA by the end of June. As we near completion of the process, assuming that FDA approval comes by mid-year, we look forward to Endo launching this important new pain product in the second half of 2006.”
At December 31, 2005, Penwest had $55.3 million in cash, cash equivalents and marketable securities, compared with $74.4 million as of December 31, 2004.

Full Year
For the year ended December 31, 2005, Penwest reported total revenues of $6.2 million, compared with $5.1 million for the year ended December 31, 2004, an increase of $1.1 million. 2005 revenues included $2.25 million in revenue recognized under the license agreement between Penwest and Prism Pharmaceuticals, Inc., which was terminated in the third quarter of 2005, and $3.9 million in royalties on sales by Mylan of Pfizer’s 30 mg generic version of Procardia XL®. Revenues in 2004 included $4.9 million in royalties, substantially all from royalties on sales by Mylan of Pfizer’s 30 mg generic version of Procardia XL®, and $226,000 in product sales.
Net loss was $22.9 million, or $1.05 per share, in 2005, compared with a net loss of $23.8 million, or $1.28 per share, in 2004.
SG&A expenses increased $3.8 million to approximately $13.2 million in 2005, compared with approximately $9.5 million in 2004. This increase was primarily due to a one-time charge of approximately $3.0 million in the first quarter of 2005 that the Company recorded in connection with the agreement it entered into with Tod Hamachek, Penwest’s former Chairman and Chief Executive Officer, upon his resignation in February 2005. The $3.0 million charge included a non-cash charge of approximately $2.4 million incurred upon the accelerated vesting and extension of exercise periods of stock options held by Mr. Hamachek. This compensation charge accounted for $0.14 per share of the net loss for 2005. SG&A expenses in 2005 also included increased professional fees of approximately $600,000, primarily related to market research activities, and increased directors’ fees of approximately $345,000, compared with 2004.
R&D expenses were $17.8 million in 2005, compared with $20.2 million in 2004, a decrease of $2.4 million. This reduction was primarily due to a decrease in spending on PW2101 in 2005. The decrease was partially offset by increased spending on nalbuphine ER, torsemide ER, venlafaxine ER and on the development of other Phase I compounds intended for the treatment of diseases of the central nervous system, increased compensation costs of R&D personnel and a write-off of inventory primarily related to a change in specifications for TIMERx® as reported in the second quarter of 2005.
Conference Call and Webcast
Jennifer Good, Penwest’s President and Chief Operating Officer, and Alan Joslyn, Senior Vice President of Research and Development, will hold a conference call today at 11:00 am EST to discuss the Company’s financial results for the fourth quarter and full year 2005 and its financial outlook for 2006 and provide an update on the Company’s business and development of products. The dial-in number for the call is Domestic: 800-895-1715, International: 785-424-1059. The conference ID is “Penwest.” The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com.
Penwest Pharmaceuticals
Penwest develops pharmaceutical products based on innovative drug delivery technologies. We are focusing our development efforts principally on products that address diseases of the central nervous system. The foundation of our technology platform is TIMERx®, an extended release delivery system that is adaptable to soluble and insoluble drugs and that is flexible for a variety of controlled release profiles. We have also developed two additional oral drug delivery systems, Geminex® and SyncroDose ™ . Geminex® is a dual release rate drug delivery system that is designed to provide independent release of different active ingredients contained in a drug, and SyncroDose ™ is a drug delivery system that is designed to release the active ingredient of a drug at the desired site and time in the digestive tract.
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include; dependence on collaborators such as Endo Pharmaceuticals to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and/or to advance clinical development and commercialization of products; regulatory risks relating to drugs in development such as oxymorphone ER, torsemide ER, nalbuphine ER, and venlafaxine ER, including the timing and outcome of regulatory action; uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or the regulatory approval of, the product that is the subject of the trial; actual and potential competition; the need for capital; and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2005, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

Contacts:	Investors:	Media:
	Diane D’Alessandro	Caroline Gentile/Jim Fingeroth
	(203) 796-3706	Kekst and Company
	(877) 736-9378	(212) 521-4800
(Table Follows)

Penwest Pharmaceuticals Co.
Consolidated Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2005	2004	2005	2004
Revenues:
Royalties & licensing fees	$931	$1,149	$6,213	$4,882
Product sales	—	—	—	226

Total revenues	931	1,149	6,213	5,108
Cost of revenues	9	11	39	104

Gross profit	922	1,138	6,174	5,004

Operating Expenses:
Selling, general and administrative	2,929	2,298	13,247	9,485
Research and product development	3,817	5,591	17,797	20,205

Total operating expenses	6,746	7,889	31,044	29,690

Operating loss	(5,824)	(6,751)	(24,870)	(24,686)
Investment income, net	547	261	1,974	906

Loss before Income tax	(5,277)	(6,490)	(22,896)	(23,780)
Income tax expense	2	—	2	5

Net loss	$(5,279)	$(6,490)	$(22,898)	$(23,785)

Basic and diluted net loss per common share	$(0.24)	$(0.34)	$(1.05)	$(1.28)

Weighted average shares of common stock outstanding	21,794	19,112	21,711	18,627

Other Information

	December 31, 2005	December 31, 2004
Cash, cash equivalents and marketable securities	$55,294	$74,370

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